UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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VERIZON COMMUNICATIONS INC.

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Marianne Drost Senior Vice President, Deputy General Counsel and Corporate Secretary	Verizon Communications Inc. 1095 Avenue of the Americas New York, NY 10036 Phone: 212.395.1783

April 27, 2005

Re: Verizon Proxy Statement

Dear Institutional Investor:

We appreciate your continued investment and interest in Verizon. I want to update you on Verizon’s strong and continuing commitment to outstanding corporate governance, and ask that you consider this as you review the proposals in our proxy statement.

Verizon has worked to develop a corporate governance structure that is focused on independent, informed and empowered directors. Our Corporate Governance Guidelines include director independence standards that exceed the legal and stock exchange requirements, as well as the standards followed by Institutional Shareholder Services (“ISS”). Under Verizon’s more rigorous standards, the Board’s independence level exceeds 80% (9 of 11 directors).

We also have in place a robust corporate governance process designed to identify and propose director nominees who will serve the best interests of the Company and our shareholders. The Corporate Governance Committee, which is composed solely of independent directors, evaluates director nominees, including those submitted by shareholders. In order to be considered, nominees must meet specified criteria designed to ensure that our Board members are highly qualified and reflect a diversity of experience and viewpoints.

I would also like to point out certain recent changes to our Corporate Governance Guidelines. As noted in the proxy statement, Verizon has revised its Guidelines to provide for a rotating Presiding Director. Under this structure, an independent director presides at any meeting of the Board at which the Chairman is not present, including an executive session of independent directors. The Presiding Director is the chair of the committee having jurisdiction over the subject matter being discussed, and otherwise each committee chair on a rotating basis. The Presiding Director acts as liaison between the Chairman and independent directors with respect to the executive session or meeting and approves the schedule and agenda. Any director has the right to call a meeting or executive session of the independent directors and all directors review and have the opportunity to comment on agendas for Board meetings.

The Guidelines also establish a process for communications between shareholders and the Board, any committee of the Board, or any individual director, including the Presiding Director. This process is described on page 3 of the proxy statement.

You will note that there is a shareholder proposal in our proxy statement calling for a separation of the offices of chairman and chief executive officer. There are also proposals dealing with Board independence and the election of directors by majority vote.

After your review of our governance structure, which we believe appropriately addresses these issues, we encourage you to support the Company’s position on proposals 4, 5 and 6 and on the other proposals in our proxy statement. Verizon’s Corporate Governance Guidelines are available through the Corporate Governance link on the Company’s website at www.verizon.com/investor.

Thank you for your consideration.

Very truly yours,